Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:

John Baldissera

BPC Financial Marketing

800-368-1217

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

May 7, 2014

LAKES ENTERTAINMENT ANNOUNCES

RESULTS FOR FIRST QUARTER 2014

MINNEAPOLIS – May 7, 2014 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three months ended March 30, 2014.

First Quarter Results

Net loss for the first quarter of 2014 was $1.8 million, compared to net loss of $0.3 million for the first quarter of 2013. Loss from operations was $1.6 million for the first quarter of 2014 compared to a loss from operations of $1.9 million for the first quarter of 2013. Basic and diluted loss per share was $0.07 for the first quarter of 2014 compared to basic and diluted loss per share of $0.01 for the first quarter of 2013.

Lakes Entertainment reported first quarter 2014 net revenues of $12.3 million, compared to prior-year first quarter net revenues of $3.3 million. First quarter 2014 net revenues were related to the operation of Rocky Gap Casino Resort near Cumberland, Maryland, (“Rocky Gap”). Lakes acquired this property in August 2012 and gaming operations began on May 22, 2013. During the first quarter of 2013, net revenues of $0.6 million were related to the operation of Rocky Gap. Also included in prior-year first quarter net revenues were $2.7 million in management fees related to the management of the Red Hawk Casino, near Sacramento, California, owned by the Shingle Springs Band of Miwok Indians (the “Tribe”). There were no management fees earned during the first quarter of 2014 due to the August 29, 2013 termination of the management agreement for the Red Hawk Casino.

During the first quarter of 2014, property operating expenses for Rocky Gap were $7.3 million, and primarily related to gaming operations, rooms, food and beverage and golf. During the first quarter of 2013, property operating expenses for Rocky Gap were $0.6 million, which were primarily related to rooms, food and beverage and golf. The increase in property operating expenses resulted primarily from the inclusion of gaming-related expenses in the current year quarter. Gaming commenced in May 2013, therefore, there were no such expenses in the prior year first quarter.

For the first quarter of 2014, selling, general and administrative expenses were $5.7 million compared to $3.8 million for the first quarter of 2013. Included in these amounts were Lakes corporate selling, general and administrative expenses of $2.0 million during each of the first quarters of 2014 and 2013. Lakes corporate selling, general and administrative expenses consist primarily of payroll and related expenses and professional fees. Rocky Gap selling, general and administrative expenses were $3.7 million and $1.8 million during the first quarters of 2014 and 2013, respectively. The increase in Rocky Gap selling, general and administrative expenses was due primarily to increases in marketing and advertising expenses, and payroll and related expenses related to the addition of gaming during May 2013.

During the first quarter of 2013, Lakes recognized preopening expenses of $0.3 million related to the Rocky Gap project. There were no preopening expenses during the current year period.

Depreciation and amortization was $0.9 million for the three months ended March 30, 2014 compared to $0.3 million for the three months ended March 31, 2013. The increase was due primarily to depreciation on Rocky Gap fixed assets.

The Company has existing net operating loss carry forwards of approximately $72 million that are available to offset future taxable income.

Tim Cope, President and Chief Financial Officer of Lakes stated, "We are pleased that although inclement weather negatively impacted operations at Rocky Gap in January and February, the property was able to meet overall first quarter expectations due to a successful March. We are currently in the process of adding 150 new parking spaces and refurbishing or expanding various existing spaces at the property, including the expansion of the fitness center, remodel of the golf shop and renovation of hotel rooms. During the first quarter, the gaming facility featured 558 video lottery terminals, 13 table games, two poker tables and a casino bar along with a lobby food and beverage outlet. We added 19 video lottery terminals during the month of April. The AAA Four Diamond Award® winning property also includes a hotel, event center, restaurants, spa, and the only Jack Nicklaus signature golf course in Maryland.”

Further commenting, Lyle Berman, Chief Executive Officer of Lakes stated, “We recently announced that during April of this year we reached an agreement with an unrelated third party to sell our 5% investment in a company that owns and operates Dania Casino & Jai Alai, in Dania Beach, Florida, for approximately $2.6 million. As a result, we received an initial payment of $1.0 million during April and we will receive three installment payments of approximately $0.5 million each over the next 18 months. We believe monetizing this asset that we had previously written off, is a positive result. We continue to maintain a 10% ownership interest in Rock Ohio Ventures, LLC’s 80% ownership in the Horseshoe Casino Cleveland, the Horseshoe Casino Cincinnati, the Thistledown Racino in North Randall, Ohio and Turfway Park, a racetrack located in Florence, Kentucky.” Mr. Berman continued, “With an excess of $80 million in available funds on our balance sheet, we are considering new ventures in order to maximize shareholder value.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland. Lakes also has an investment in Rock Ohio Ventures, LLC’s casino and racino developments in Ohio, as well as Turfway Park in Florence, Kentucky.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; Lakes operates in a highly competitive industry; possible changes in regulations; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; reliance on Lakes' management; and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	March 30, 2014	December 29, 2013
Assets
Current assets:
Cash and cash equivalents	$36,662	$37,897
Short-term investments	48,405	49,099
Income taxes receivable	2,155	2,155
Other	2,067	1,774
Total current assets	89,289	90,925
Property and equipment, net	31,522	31,659
Other assets:
Investment in unconsolidated investee	20,997	20,997
Gaming license	1,980	2,015
Land held for development	1,130	1,130
Other	506	535
Total other assets	24,613	24,677
Total assets	$145,424	$147,261

Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$1,327	$1,251
Other	3,769	3,610
Total current liabilities	5,096	4,861
Long-term debt, net	9,946	10,321
Total liabilities	15,042	15,182
Total shareholders' equity	130,382	132,079
Total liabilities and shareholders' equity	$145,424	$147,261

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended
	March 30, 2014	March 31, 2013
Revenues:
Management fees	$-	$2,728
Gaming	10,320	-
Room	1,314	264
Food and beverage	1,259	198
Other operating	335	97
License fees and other	33	17
Gross revenues	13,261	3,304
Less promotional allowances	951	-
Net revenues	12,310	3,304

Costs and expenses:
Gaming	5,954	-
Room	110	111
Food and beverage	1,033	303
Other operating	242	215
Selling, general and administrative	5,740	3,767
Preopening expenses	-	265
Amortization of intangible assets related to Indian casino projects	-	264
Loss on disposal of property and equipment	25
Depreciation and amortization	853	257
Total costs and expenses	13,957	5,182

Loss from operations	(1,647)	(1,878)

Other income (expense):
Interest income	33	1,753
Interest expense	(318)	(208)
Other	164	-
Total other income (expense), net	(121)	1,545

Loss before income taxes	(1,768)	(333)
Income tax benefit	-	-

Net loss attributable to Lakes Entertainment, Inc.	$(1,768)	$(333)

Other comprehensive loss	(14)	-

Comprehensive loss	$(1,782)	$(333)

Weighted-average common shares outstanding
Basic & diluted	26,727	26,441

Loss per share
Basic & diluted	$(0.07)	$(0.01)